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                                                      Exhibit 23(d)





                       CONSENT OF INDEPENDENT AUDITORS


We hereby consent to the incorporation by reference in the Prospectus constituting part of the Registration Statement on Form S-4 of Union Planters Corporation of our report dated February 26, 1993 (except for Note 15, as to which the date is May 28, 1993) relating to the consolidated financial statements of Central State Bancorp Inc., which appears in the Current Report on Form 8-K of Union Planters Corporation dated September 27, 1993. We also consent to the reference to our firm under the caption "Experts" in the Prospectus, which is a part of this Registration Statement.



/S/ WILLIAMS AND JERROLDS, P.C.
Savannah, Tennessee
January 12, 1994